Exhibit 99.1

MCEWEN MINING BUYS ATTRACTIVE EXPLORATION TARGET

NEAR EL GALLO MINE

TORONTO, May 2, 2016 - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) is pleased to announce the purchase of mineral properties located approximately 6 miles (10 km) from the El Gallo Mine (the “Acquired Properties”) for $250,000 plus a 2% NSR royalty retained by the seller over the Acquired Properties.

“This is an attractive exploration target because of its proximity to the El Gallo Mine, and fits with our strategy of investing in opportunities that have the possibility to extend the life of our mine,” said Rob McEwen, Chairman and Chief Owner.

The Acquired Properties lie on an important mineral trend over 7km long which is contained within our larger claim block. The acquisition completes the consolidation of the district surrounding the El Gallo Mine and El Gallo Silver deposit, and adds an area of considerable exploration potential. McEwen Mining has explored extensively along this trend and previously discovered two satellite mineral resources (Twin Domes and Las Milpas). The Acquired Properties and surrounding area is characterized by favorable alteration signatures and abundant anomalous gold and silver mineralization in surface rock and soil samples. Recent exploration adjacent to the Acquired Properties revealed an area of structurally controlled gold mineralization in shallow percussion drilling and in deeper core drilling. Now that this acquisition is complete we will expand our exploration program in the area.

The Acquired Properties consist of two mineral claims (totaling 1,040 acres), which were 100% owned by the seller, as well as the sellers’ rights to four additional mineral claims (totaling 930 acres) under an option agreement that is the subject of a legal dispute. We will attempt to settle the litigation and obtain title to the disputed claims.

About McEwen Mining (www.mcewenmining.com)

McEwen Mining’s goal is to qualify for inclusion in the S&P 500 Index by creating a high growth, profitable gold and silver producer focused in the Americas and Europe. McEwen Mining’s principal assets consist of the San José Mine in Santa Cruz, Argentina (49% interest), the El Gallo Mine and El Gallo Silver project in Sinaloa, Mexico, the Gold Bar project in Nevada, USA, and the Los Azules copper project in San Juan, Argentina.

McEwen Mining has a total of 298 million shares outstanding. Rob McEwen, Chairman and Chief Owner, owns 25% of the Company.

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TECHNICAL INFORMATION

The technical contents of this news release have been reviewed and approved by Hall Stewart, BSc, CGP, RG, consulting geologist and a Qualified Person as defined by Canadian Securities Administrators National Instrument 43-101 “Standards of Disclosure for Mineral Projects”.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.’s (the “Company”) estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves, and other risks. The Company’s dividend policy will be reviewed periodically by the Board of Directors and is subject to change based on certain factors such as the capital needs of the Company and its future operating results. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”, for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

CONTACT INFORMATION:

Mihaela Iancu Investor Relations (647) 258-0395 ext 320 info@mcewenmining.com Website www.mcewenmining.com	Christina McCarthy Director of Corporate Development (647) 258-0395 ext 390 corporatedevelopment@mcewenmining.com Facebook facebook.com/mcewenrob	150 King Street West Suite 2800,P.O. Box 24 Toronto, Ontario, Canada M5H 1J9 (866) 441-0690 Twitter twitter.com/mcewenmining

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